As filed with the Securities and Exchange Commission on March 7, 2017 Registration No. 333-180778
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _______________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 _______________________
ERICKSON INCORPORATED (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)		93-1307561 (I.R.S. Employer Identification No.)
5550 SW Macadam Avenue, Suite 200 Portland, Oregon 97239 (503) 505-5800 (Address of Principal Executive Offices)

Erickson Air-Crane Incorporated 2012 Long-Term Incentive Plan
(Full title of the Plan)

David Lancelot
Chief Financial Officer
5550 SW Macadam Avenue
Suite 200
Portland, Oregon 97239
 (Name and address of agent for service)

(503) 505-5800
(Telephone number, including area code, of agent for service)

copies to:

Kristina Trauger
Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
 (713) 547-2000

_______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐  Accelerated filer ☐
Non-accelerated filer ☒ (do not check if a smaller reporting company) Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

Erickson Incorporated (the “Company”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-180778) (the “Registration Statement”), filed on April 17, 2012, registering 417,649 shares of Common Stock (“Common Stock”), par value $0.0001 per share, issuable under the Company’s 2012 Long-Term Incentive Plan.

On November 8, 2016, the Company filed a voluntary petition for relief under the Bankruptcy Code (the “Chapter 11 Petition”) with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”). The Company continues to operate its business as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As contemplated by the Company’s Plan of Reorganization (originally filed with the Bankruptcy Court on December 23, 2016 and as amended, modified, supplemented or reformed from time to time (the “Plan of Reorganization”)), any equity security of the Company outstanding on the effective date of the Plan of Reorganization, including shares of Common Stock, preferred stock and other direct or indirect ownership interests in the Company, and all options, warrants and other rights to acquire, sell or exchange any such securities or interests, will be cancelled, and the holders of such equity interests shall not have any rights arising from or relating to such equity interests, except the rights provided for pursuant to the Plan of Reorganization.

As a result of the Chapter 11 Petition and the contemplated Plan of Reorganization, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on March 7, 2017.

ERICKSON INCORPORATED

By:    _/s/ David Lancelot_________________
Name:    David Lancelot
Title: Chief Financial Officer